DAVENPORT & COMPANY LLC

                                 CODE OF ETHICS

I.    Standards of Conduct
      --------------------

      A.    General Principles
            ------------------

      This Code of Ethics ("Code") establishes standards of business conduct for all officers, directors, and employees ("Employees") of Davenport &
      Company LLC ("Davenport"). The Code is based on the principle that Davenport and its Employees have a fiduciary duty to place the interests of Davenport's customers above their own. Employees are expected to maintain the highest standards of ethics and conduct in all of their business relationships. In general, Employees should (1) always place the interests of Davenport's clients ahead of their own personal interests;
      (2) ensure that all personal securities transactions are conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an Employee's position of trust and responsibility; and (3) not take inappropriate advantage of information obtained as a result of their positions.

      B.    Compliance with Laws, Rules and Regulations
            -------------------------------------------

      Davenport expects its Employees to comply with all laws, rules and regulations applicable to Davenport's operations and business. Employees should seek guidance from the Compliance Department whenever they are in doubt as to the applicability of any law, rule or regulation regarding any contemplated course of action. Davenport holds periodic educational meetings to promote awareness and compliance with applicable laws, rules and regulations.

II.   Applicability of Code
      ---------------------

      All Employees of Davenport are subject to this Code.

      For purposes of this Code, "IPC Advisory Person" shall mean any Employee of Davenport who, in connection with his or her regular functions or duties, makes or participates in decisions regarding the purchase or sale of securities by Davenport Asset Management ("DAM"), including those individuals who obtain information concerning recommendations made, or investment opportunities discussed by DAM's Investment Policy Committee ("IPC"), prior to the complete execution, dissemination or withdrawal of such recommendations or investment opportunities.

III.  Protection of Material Nonpublic Information
      --------------------------------------------

      Davenport shall limit access to material non-public information to only those Employees on a must know basis. Material nonpublic information includes, but is not limited to, information about pending securities recommendations and client securities holdings and transactions. Employees


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      shall exercise care in maintaining the  confidentiality  of any non-public information with respect to our clients and shall not misuse such information for personal gain. Confidential documents shall be kept in
      secure  locations  and  care  should  be  used  in  copying   confidential
      information.   The   obligation  to  preserve   confidentiality   of  this
      information continues after association with Davenport ends.

IV.   Restrictions on Activities
      --------------------------

      A.    Blackout Periods
            ----------------

            1. No Employee shall purchase or sell, directly or indirectly, for any account in which they have a direct or indirect beneficial ownership interest (as defined in Attachment A to this Code), hereafter referred to as a ("personal account"), any security on a day during which DAM has a pending buy or sell order in that same security until that order has been executed or withdrawn. Such securities will be placed on a "restricted list," until the DAM orders have been executed or withdrawn.

            2. No IPC Advisory Person shall purchase or sell, directly or indirectly, for any non-DAM client account any security on a day during which DAM has a pending buy or sell order in that same security until the DAM order has been executed or withdrawn.

            3. No IPC Advisory Person shall purchase or sell, directly or indirectly, for any personal account, any security under significant consideration by the IPC for purchase or sale in a DAM portfolio. The IPC will maintain a "watch list" of such securities under significant consideration, but where an investment decision has not yet been made.

            4. No Employee shall purchase or sell, directly or indirectly, for any personal account, any security until all of the transactions contemplated by that Employee in that security for their investment advisory accounts have been completed.

                  If an Employee purchases or sells a security for a personal account and, up to seven (7) calendar days later, the Employee purchases or sells the same security for an investment advisory account, the Director of Compliance will review the Employee's personal and client transactions to determine whether the Employee met his or her fiduciary obligation to place the client's interest before his or her own interests. Consideration will be given to the execution price obtained for the client in determining whether the Employee met his or her fiduciary duty to place the client's interest first.

            5.    Notwithstanding the restriction set forth in paragraph A.4. of
                  Section IV, Employees may aggregate (bunch) orders for their personal accounts with discretionary client orders in accordance with Davenport's bunched trading policies and procedures, so long as each participating account receives the average price paid for the block of securities on a given day.

                  NOTE: A PURCHASE OR SALE INCLUDES THE PURCHASE OR SALE OF AN OPTION TO PURCHASE OR SELL A SECURITY.


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      B.    Initial Public Offerings
            ------------------------

      No Employee shall acquire any beneficial ownership in any securities in an initial public offering for his or her personal account without the prior written approval from the Director of Compliance, or his or her designee. The Employee shall provide full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Employee's activities on behalf of Davenport).

      C.    Private Placements
            ------------------

      No Employee shall acquire, directly or indirectly, beneficial ownership of any securities in a private placement without the prior written approval of the Director of Compliance, or his or her designee. The Employee shall provide full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Employee's activities on behalf of Davenport).

      D.    Service as a Director
            ---------------------

      No Employee shall serve on the board of directors of any publicly traded company without prior authorization by the Director of Compliance, or his or her designee. Approval may be granted based upon a determination that such board service would not be inconsistent with the interests of Davenport or its clients.

V.    Exemptions
      ----------

      A. For purposes of this Code, the term "Security" shall not include the following:

            1.    securities issued by the Government of the United States;
            2.    bankers' acceptances;
            3.    bank certificates of deposit;
            4.    commercial paper;
            5. fixed-income securities, provided that (a) the security has a credit rating of at least Aa or Aaa from Moody's Investors Service, AA or AAA from Standard & Poor's Ratings Group, or an equivalent rating from another rating service, or is unrated but comparably creditworthy, (b) the security matures within twelve months of purchase, (c) the market is very broad so that a large volume of transactions on a given day will have relatively little effect on yields, and (d) the market for the instrument is highly efficient and permits quick and convenient trading in virtually any volume; or
            6. shares of registered open-end investment companies, excluding the Davenport Equity Fund, and excluding exchange-traded funds.

      B. The prohibitions described in paragraph A. of Section IV. (Blackout Periods) shall not apply to:


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            1.    Purchases  or sales  effected  in any  account  over which the
                  Employee has no direct or indirect influence or control;

            2. Purchases or sales of fixed-income securities of investment grade with an outstanding issue size of $100,000,000 or more;

            3.    Purchases that are part of an automatic investment plan;

            4. Transactions in a security for which the purchase or sale price, when aggregated with purchases or sales of the same security within 15 days before or after such transaction, is less than $5,000, except that such amount shall be $100,000 in the case of issuers with total market capitalizations in excess of $4 billion; or

            5. Purchases or sales of an equity security traded on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Exchange if the number of shares purchased or sold, when aggregated with purchases or sales of the same security within 15 days before or after such transaction, is 500 shares or less.

      C. The reporting requirements described in Section VI. shall not apply to:

            1. Any report with respect to Securities held in any account over which the Employee has no direct or indirect influence or control;

            2. A transaction report with respect to transactions effected pursuant to an automatic investment plan;

            3. A transaction report if the report would duplicate information contained in trade confirmations or account statements maintained in Davenport's records, so long as the confirmations or statements are received no later than 30 days after the end of the applicable calendar quarter.

VI.   Compliance Procedures
      ---------------------

      A.    Personal Securities Reporting
            -----------------------------

            1.    Initial Holdings Reports
                  ------------------------

                  Employees are required to report their personal securities holdings upon commencement of employment, or within 10 days of being designated as subject to this Code, and annually thereafter. Holdings reports must be current as of a date not more than 45 days prior to the individual becoming subject to this Code (initial report), or the date the report is submitted (annual report).

                  Employees   may  satisfy   this   requirement   by   supplying
                  Davenport's Compliance


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                  Department  with a list of account  numbers for all  Davenport brokerage accounts in which the Employee has a beneficial ownership interest, and by ensuring that, for any outside account in which the Employee maintains beneficial ownership of securities, Davenport's Compliance Department has been provided with an account statement from the outside financial institution that is current as of a date not more than 45 days prior to the report being submitted.

            2.    Quarterly Transaction Reports
                  -----------------------------

                  Employees are required to make quarterly reports of all securities transactions made in their personal accounts. Quarterly reports are due no later than 30 days after the end of a calendar quarter.

                  Employees executing personal securities transactions through a Davenport Brokerage account or through an account with an outside financial institution that is supplying Davenport's Compliance Department with duplicate statements and confirmations, are exempt from this reporting requirement so long as the confirmations or statements are received no later than 30 days after the end of the applicable quarter.

            3.    Annual Holdings Report and Certification of Compliance
                  ------------------------------------------------------

                  Each Employee is required to certify annually that he or she has read and understands this Code and recognizes that he or she is subject to this Code. Further, each Employee is required to certify annually that he or she has disclosed or reported all personal securities transactions and holdings required to be disclosed or reported pursuant to the requirements of the Code.

      B.    Records of Securities Transactions & Holdings
            ---------------------------------------------

      Each Employee of Davenport shall periodically review their Davenport brokerage accounts in which they have a beneficial ownership interest to ensure that they are properly identified as such.

      Each Employee of Davenport shall direct any financial institution other than Davenport to supply to the Compliance Department, on a timely basis, duplicate copies of all confirmations of personal securities transactions and periodic statements for all securities accounts.

      C.    Written Acknowledgment
            ----------------------

      Each Employee of Davenport shall be provided a copy of this Code and any amendments to this Code. Each such person shall provide a written acknowledgment of their receipt of the Code and any amendments.


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      D.    Director of Compliance
            ----------------------

      "Director of Compliance" means Denise C. Peters or, in his/her absence, an alternative Director of Compliance, or their respective successors in such positions.

VII.  Reporting Violations
      --------------------

      Employees should report actual or suspected violations of laws, rules, or regulations of this Code to the Director of Compliance. If an individual does not believe it appropriate or is not comfortable approaching the Director of Compliance, then the individual may contact any member of Davenport's Management or Board of Directors about their concerns. If the individual's concerns require confidentiality, this confidentiality will be protected, subject to applicable law, regulation or legal proceedings. Davenport will not permit retaliation of any kind against good faith reports of violations of this Code or reports of other illegal or unethical conduct.

VIII. Sanctions
      ---------

      Upon discovering that an Employee has not complied with the requirements of this Code, the Director of Compliance shall report the violation to the Disciplinary Review Committee of Davenport for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Employee, a monetary fine, or suspension or termination of the Employee's relationship with Davenport.

IX.   Further Information
      -------------------

      If any person has questions with regard to the applicability of the provisions of this Code generally or with regard to any securities transaction or transactions such person should consult the Director of Compliance, or his or her designee.

X.    Records
      -------

      This Code, any written reports or acknowledgments required hereunder, lists of all persons subject to this Code, and any records of violations of the Code, shall be preserved with Davenport's records for the period required by the federal securities laws.

Dated: January 5, 2007

DAVENPORT & COMPANY, LLC


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                                  Attachment A
                                  ------------

      The term "beneficial ownership" as used in the attached Code of Ethics (the "Code") is to be interpreted by reference to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the "Rule"), except that the determination of direct or indirect beneficial ownership for purposes of the Code must be made with respect to all securities that an Employee has or acquires. Under the Rule, a person is generally deemed to have beneficial ownership of securities if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities.

      The term "pecuniary interest" in particular securities is generally defined in the Rule to mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. A person is refutably deemed to have an "indirect pecuniary interest" within the meaning of the Rule in any securities held by members of the person's immediate family sharing the same household, the term "immediate family" including any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, as well as adoptive relationships. Under the Rule, an indirect pecuniary interest also includes, among other things: a general partner's proportionate interest in the portfolio securities held by a general or limited partnership; a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person, or entity performing a similar function; a person's right to dividends that is separated or separable from the underlying securities; a person's interest in securities held by certain trusts; and a person's right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable, the term "derivative security" being generally defined as any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or securities with, or value derived from, the value of an equity security. For purposes of the Rule, a person who is a shareholder of a corporation or similar entity is not deemed to have a pecuniary interest in portfolio securities held by the corporation or entity, so long as the shareholder is not a controlling shareholder of the corporation or the entity and does not have or share investment control over the corporation's or the entity portfolio.